Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•	FOURTH QUARTER REVENUES OF $269.8 MILLION

•	FOURTH QUARTER NET INCOME OF $8.6 MILLION, OR $0.24 PER SHARE, EXCLUDING NON-CASH IMPAIRMENT CHARGE

TAMPA, Fla., Feb. 5, 2013 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq:KFRC), a provider of professional staffing services and solutions, today announced results for its fourth quarter of 2012. Revenue from continuing operations for the quarter ended December 31, 2012 was $269.8 million compared to $270.2 million for the quarter ended September 30, 2012, a decrease of 0.1% and compared to $259.3 million for the quarter ended December 31, 2011, an increase of 4.0%. Excluding the after-tax non-cash impairment charge of $2.5 million related to the completion of the Q2 ‘12 impairment test for our Government Solutions reporting unit, which was recorded during the quarter ended December 31, 2012, Kforce reported net income of $8.6 million, or $0.24 per share, versus $9.3 million, or $0.26 per share, for the quarter ended September 30, 2012. Excluding the impairment charge, net income and earnings per share for the fourth quarter of 2012 increased 21.0% and 20.0%, respectively, versus the fourth quarter of 2011, which had net income of $7.1 million, or $0.20 per share.

Kforce reported total revenue from continuing operations for the year ended December 31, 2012 of $1.08 billion as compared to $1.00 billion for 2011, an increase of 7.7%. Excluding the after-tax non-cash goodwill impairment charge of $44.5 million recorded during the year ended December 31, 2012 related to our Government Solutions reporting unit, Kforce reported net income of $30.8 million, or $0.85 per share, for the year ended December 31, 2012, versus net income of $27.2 million, or $0.70 per share, for 2011, which represents an increase of 13.4% in net income and 21.4% in earnings per share.

David L. Dunkel, Chairman and CEO, said, “The Firm continued to perform well in the fourth quarter. We have continued to see consistent demand for our services and have been able to capitalize on this demand through both increases in revenue and improvements in operating margins. Total Tech revenue for 2012 of $675.6 million represents historically high revenues for that business unit. We also experienced a sequential revenue increase during Q4 in all our Flex business lines on a billing day basis. During the fourth quarter, we significantly intensified our focus on accelerating future revenue growth by adding a significant number of sales associates as a result of our view that we will remain in a positive environment for professional temporary staffing for the foreseeable future. I want to thank all of our employees, consultants and clients for making 2012 another successful year for Kforce.”

Joseph J. Liberatore, President, said, “Our foundation of great people, processes and flexible operating model along with our tenured leadership and sales teams, drove revenues from continuing operations of $1.08 billion in 2012 while setting annual revenue records for Tech and HIM. In the fourth quarter of 2012, the Firm continued its solid performance driving year-over-year Flex margin increases across all segments, which aggregated to a 100 basis point improvement on a total Firm basis, primarily driven by the increase in the spread between our bill and pay rates. We were able to profitably grow revenues with both large and small clients. Discussions with our clients and certain key performance indicators indicate consistent demand for our service offerings, particularly in Technology. With a renewed emphasis on Focus, Simplicity and Accountability, Kforce intends to continue to aggressively pursue business opportunities with the goal of gaining significant client and market share.”

Mr. Liberatore noted additional operational results for the fourth quarter include:

•	Flex revenue per billing day of $4.2 million in Q4 ‘12 increased 2.0% from $4.1 million in Q3 ‘12 and increased 2.2% from $4.1 million in Q4 ‘11.

•	Sequential percentage changes in Flex revenue on a billing day basis by segment were: 8.7% increase for HIM, 8.3% increase for Government Solutions, 2.1% increase for FA, and a 0.3% increase for Tech.

•	Year-over-year changes in Flex revenue on a billing day basis were a 3.3% increase in HIM, 2.7% increase in Tech, 2.1% increase in Government Solutions, and a 0.2% increase in FA.

•	Search revenue of $11.1 million in Q4 ‘12 decreased 10.3% from $12.4 million in Q3 ‘12 and increased 9.2% from $10.2 million in Q4 ‘11.

David M. Kelly, Chief Financial Officer, said, “The Firm continued to perform well in Q4 ‘12. Q4 ‘12 contained 62 billing days while Q3 ‘12 contained 63 billing days and Q4 ‘11 contained 61 billing days.” Mr. Kelly continued, “In 2012, the Firm took advantage of our flexibility and capacity to gain market share while protecting our strong balance sheet and delivering solid financial results. Cash flow and EBITDA continued to be strong in 2012. During 2012, the Firm repurchased approximately 3.4 million shares of Kforce common stock which represented 8.9% of outstanding shares at December 31, 2011. We will continue to be opportunistic in future repurchases as cash flow and market conditions warrant. On February 1, 2013, the Kforce Board of Directors increased the outstanding stock repurchase authorization by $50.0 million to $89.9 million. The Firm also issued a special dividend of $1.00 per share during December 2012, which we believe provided a significant return to our shareholders. We believe we are well positioned to take advantage of available opportunities in 2013 and grow revenues and profitability.”

Financial highlights for the fourth quarter and 2012 include:

•	Flex gross profit increased 30 basis points to 29.9% in Q4 ‘12 from 29.6% in Q3 ‘12 and increased 100 basis points from 28.9% in Q4 ‘11.

•	Selling, general and administrative expenses as a percentage of revenues for Q4 ‘12 was 26.9% compared to 27.3% for Q4 ‘11.

•

At the end of Q4 ‘12, the Firm had bank debt of $21.0 million, which was a result of the special dividend issued in December 2012 of $35.2 million and $19.0 million of open market repurchases of Kforce common stock during Q4 ‘12. There was no bank debt at the end of Q3 ‘12.

•

Net income from continuing operations in Q4 ‘12 before the impact of the impairment charge was $8.4 million, or $0.24 per share, an increase of 64.6% and 71.4%, respectively, from Q4 ‘11 which had net income of $5.1 million, or $0.14 per share.

Mr. Kelly stated, “In addition, looking forward to the first quarter of 2013, we expect revenues may be in the $268 million to $274 million range and earnings per share in the range of $0.09 to $0.12. The first quarter of 2013 has 63 billing days, one more than the fourth quarter of 2012. Implicit in the first quarter’s guidance is a $0.09-$0.10 sequential impact from payroll taxes and a $0.03-$0.04 impact from human capital investments.”

On Tuesday, February 5, 2013, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Wednesday, February 6, 2013 through February 20, 2013 by dialing (855) 859-2056, passcode 43184399

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until February 20, 2013.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, health information management and government solutions. Backed by more than 2,500 associates and approximately 10,700 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2012	2012	2011
Revenue by function:
Technology	$167,616	$170,577	$160,822
Finance & accounting	58,624	58,729	56,672
Health information management	19,406	18,157	18,578
Government solutions	24,193	22,698	23,269

Total revenue	269,839	270,161	259,341

Costs of services	181,259	181,399	177,091

Gross profit	88,580	88,762	82,250
GP %	32.8%	32.9%	31.7%
Flex GP %	29.9%	29.6%	28.9%

Selling, general & administrative expenses	72,540	70,367	70,849
Goodwill impairment	3,858	—	—
Depreciation & amortization	2,371	2,659	3,013

Income from operations	9,811	15,736	8,388

Other expense, net	171	288	349

Income from continuing operations, before income taxes	9,640	15,448	8,039

Income tax expense	3,718	6,173	2,952

Income from continuing operations	5,922	9,275	5,087

Income (loss) from discontinued operations, net of income taxes	198	(7)	1,998

Net income	$6,120	$9,268	$7,085

Earnings per share - diluted	$0.17	$0.26	$0.20
Adjusted EBITDA per share	$0.45	$0.51	$0.41
Shares outstanding - diluted	35,573	36,243	35,709

Adjusted EBITDA	$16,070	$18,415	$14,584

Other information:
Capital expenditures	$1,472	$1,568	$2,445
Equity-based compensation expense, net of income taxes	$33	$23	$2,037

Billing days	62	63	61

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2012	2011
Revenue by function:
Technology	$675,587	$624,012
Finance & accounting	238,476	219,575
Health information management	76,992	68,711
Government solutions	91,424	92,449

Total revenue	1,082,479	1,004,747

Costs of services	734,546	687,000

Gross profit	347,933	317,747
GP %	32.1%	31.6%
Flex GP %	29.0%	28.5%

Selling, general & administrative expenses	322,436	274,072
Goodwill impairment	69,158	—
Depreciation & amortization	10,789	12,505

(Loss) income from operations	(54,450)	31,170

Other expense, net	1,116	1,256

(Loss) income from continuing operations, before income taxes	(55,566)	29,914

Income tax (benefit) expense	(19,854)	10,858

(Loss) income from continuing operations	(35,712)	19,056

Income from discontinued operations, net of income taxes	22,009	8,100

Net (loss) income	$(13,703)	$27,156

Earnings (loss) per share - diluted	$(0.38)	$0.70
Adjusted EBITDA per share	$1.42	$1.43
Shares outstanding - diluted	35,791	38,831

Adjusted EBITDA	$51,063	$55,510

Other information:
Capital expenditures	$6,518	$7,662
Equity-based compensation expense, net of income taxes	$16,587	$7,529

Billing days	253	252

Kforce Inc.

Key Statistics

(Unaudited)

	Q4 2012	Q3 2012	Q4 2011

Total Firm
Flex revenue (000’s)	$258,743	$257,790	$249,183
Revenue per billing day (000’s)	$4,173	$4,092	$4,085
Sequential flex revenue change	0.4%	-1.2%	-0.1%
Hours (000’s)	4,405	4,328	4,225
Flex GP %	29.9%	29.6%	28.9%

Search revenue (000’s)	$11,096	$12,371	$10,158
Placements	791	856	759
Average fee	$14,027	$14,456	$13,389
Billing days	62	63	61

Technology
Flex revenue (000’s)	$163,282	$165,342	$156,543
Revenue per billing day (000’s)	$2,634	$2,625	$2,566
Sequential flex revenue change	-1.2%	-0.4%	-2.3%
Hours (000’s)	2,511	2,520	2,420
Flex GP %	28.4%	28.4%	27.8%

Search revenue (000’s)	$4,334	$5,235	$4,279
Placements	290	337	280
Average fee	$14,960	$15,536	$15,318

Finance & Accounting
Flex revenue (000’s)	$51,936	$51,661	$50,926
Revenue per billing day (000’s)	$837	$820	$835
Sequential flex revenue change	0.5%	-3.5%	6.0%
Hours (000’s)	1,607	1,545	1,517
Flex GP %	30.8%	30.9%	30.0%

Search revenue (000’s)	$6,688	$7,068	$5,746
Placements	498	513	450
Average fee	$13,434	$13,783	$12,759

Health Information Management
Flex revenue (000’s)	$19,332	$18,089	$18,445
Revenue per billing day (000’s)	$312	$287	$302
Sequential flex revenue change	6.9%	-8.5%	7.2%
Hours (000’s)	287	263	288
Flex GP %	35.2%	35.9%	34.6%

Search revenue (000’s)	$74	$68	$133
Placements	3	6	29
Average fee	$21,043	$11,384	$4,582

Government Solutions
Flex revenue (000’s)	$24,193	$22,698	$23,269
Revenue per billing day (000’s)	$390	$360	$382
Sequential flex revenue change	6.6%	5.4%	-2.6%
Flex GP %	34.3%	30.5%	29.5%

Kforce Inc.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	Dec. 31, 2012	Dec. 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$1,381	$939
Trade receivables, net of allowances	151,570	174,764
Income tax refund receivable	1,750	250
Deferred tax asset, net	9,494	4,694
Prepaid expenses and other current assets	7,364	5,592

Total current assets	171,559	186,239

Fixed assets, net	34,883	36,124
Other assets, net	28,038	32,554
Deferred tax asset, net	21,523	10,042
Intangible assets, net	5,736	6,635
Goodwill	63,410	138,078

Total assets	$325,149	$409,672

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and other accrued liabilities	$36,205	$26,314
Accrued payroll costs	50,063	55,151
Other current liabilities	11,564	1,463
Income taxes payable	1,042	236

Total current liabilities	98,874	83,164

Long-term debt - credit facility	21,000	49,526
Long-term debt - other	1,144	1,609
Other long-term liabilities	34,285	42,258

Total liabilities	155,303	176,557

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	685	686
Additional paid-in capital	400,688	372,212
Accumulated other comprehensive loss	(2,713)	(4,050)
Retained earnings	40,203	89,135
Treasury stock, at cost	(269,017)	(224,868)

Total stockholders’ equity	169,846	233,115

Total liabilities and stockholders’ equity	$325,149	$409,672

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Earnings Per Share

Before Impairment Charge

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2012		Dec. 31, 2012
	$	Per share	$	Per share
Net income (loss)	$6,120	$0.17	$(13,703)	$(0.38)
Goodwill impairment, pre-tax	3,858	0.11	69,158	1.93
Tax benefit from impairment charge	(1,405)	(0.04)	(24,670)	(0.69)

Goodwill impairment, after-tax	2,453	0.07	44,488	1.24
Earnings Per Share Adjustment (*)	—	—	—	(0.01)

Adjusted net income and earnings per share before impairment charge	$8,573	$0.24	$30,785	$0.85

Weighted average shares outstanding - basic	35,530		35,791
Weighted average shares outstanding - diluted	35,573		36,025

“Adjusted Net Income and Earnings Per Share Before Impairment Charge”, a non-GAAP financial measure, is defined as net income before the non-cash impairment charges related to goodwill. “Adjusted Net Income and Earnings Per Share Before Impairment Charge” should not be considered a measure of financial performance under generally accepted accounting principles and has been provided for consistency and comparability of the 2012 results with net income and earnings per share from prior periods.

(*) This earnings per share adjustment is necessary to properly reconcile net loss per share on a GAAP basis to Adjusted Net Income per share. Earnings Per Share Before Impairment Charge, a non-GAAP financial measure, is based on Net Income Before Impairment Charge and diluted weighted average shares outstanding; however, the reconciling items within the table above are based on basic weighted average shares outstanding, as the inclusion of dilutive securities such as stock options and stock awards would have an anti-dilutive effect on loss per share.

Quarterly Adjusted EBITDA

	Three Months Ended
	Dec. 31,		Sept. 30,		Dec. 31,
	2012		2012		2011
	$	Per share	$	Per share	$	Per share
Net income	$6,120	$0.17	$9,268	$0.26	$7,085	$0.20
Income (loss) from discontinued operations, net of income taxes	198	0.00	(7)	(0.00)	1,998	0.06

Income from continuing operations	$5,922	$0.17	$9,275	$0.26	$5,087	$0.14
Goodwill impairment, pre-tax	3,858	0.11	—	—	—	—
Depreciation & amortization	2,371	0.07	2,659	0.07	3,013	0.09
Amortization of restricted stock & PARS	53	0.00	38	0.00	3,190	0.09
Interest expense and other	148	0.00	270	0.01	342	0.01
Income tax expense	3,718	0.10	6,173	0.17	2,952	0.08

Adjusted EBITDA	$16,070	$0.45	$18,415	$0.51	$14,584	$0.41

Weighted average shares outstanding - basic	35,530		36,204		34,549
Weighted average shares outstanding - diluted	35,573		36,243		35,709

Full Year Adjusted EBITDA

	Twelve Months Ended
	Dec. 31,		Dec. 31,
	2012		2011
	$	Per share	$	Per share
Net (loss) income	$(13,703)	$(0.38)	$27,156	$0.70
Income from discontinued operations, net of income taxes	22,009	0.62	8,100	0.21

(Loss) income from continuing operations	$(35,712)	$(1.00)	$19,056	$0.49
Goodwill impairment, pre-tax	69,158	1.93	—	—
Depreciation & amortization	10,789	0.30	12,505	0.32
Acceleration of restricted stock & PARS	22,158	0.62	—	—
Amortization of restricted stock & PARS	3,530	0.10	11,819	0.30
Interest expense and other	994	0.03	1,272	0.04
Income tax (benefit) expense	(19,854)	(0.55)	10,858	0.28
Earnings Per Share Adjustment (*)	—	(0.01)	—	—

Adjusted EBITDA	$51,063	$1.42	$55,510	$1.43

Weighted average shares outstanding - basic	35,791		37,835
Weighted average shares outstanding - diluted	36,025		38,831

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

(*) This earnings per share adjustment is necessary to properly reconcile net loss per share on a GAAP basis to Adjusted Net Income per share. Earnings Per Share Before Impairment Charge, a non-GAAP financial measure, is based on Net Income Before Impairment Charge and diluted weighted average shares outstanding; however, the reconciling items within the table above are based on basic weighted average shares outstanding, as the inclusion of dilutive securities such as stock options and stock awards would have an anti-dilutive effect on loss per share.

Adjusted Net Income and Earnings Per Share Before Impairment Charge and Adjusted EBITDA are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.